UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):	July 11, 2023

Enviri Corporation
(Exact name of Company as specified in its charter)

Delaware	001-03970	23-1483991
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Logan Square 100-120 North 18th Street, 17th Floor		19103
Philadelphia,	Pennsylvania
(Address of principal executive offices)		(Zip Code)

(267)	857-8715
(Company’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.25 per share	NVRI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 11, 2023, Enviri Corporation (the “Company”) announced that Albert Russell Mitchell, Jr.’s service with the Company as Chief Operating Officer of the Company’s Harsco Environmental business will end effective as of September 1, 2023 (the “Separation Date”).

In connection with the end of Mr. Mitchell’s service with the Company, the Company entered into an Agreement and General Release (the “U.S. Agreement”) with Mr. Mitchell on July 11, 2023. Pursuant to the U.S. Agreement, subject to the terms and conditions set forth therein, the Company has agreed to pay Mr. Mitchell the following amounts: (a) ex gratia payments in the aggregate gross amount of $300,000 (the “Ex Gratia Payments”); (b) fifteen months of base salary in an aggregate amount of $542,985 (the “Salary Payments”); (c) payment of monthly health insurance premiums until August 31, 2024 (the “Health Benefits”); (d) outplacement services up to a total cost of $10,500 (the “Outplacement Benefits”); and (e) if Mr. Mitchell notifies the Company of his decision to relocate to the United States no later than March 1, 2024 and relocates to the United States no later than May 31, 2024, relocation expenses to relocate Mr. Mitchell from the United Kingdom to the United States as well as certain tax equalization costs and accounting and tax preparation support (collectively, the “Relocation Benefits”). Further, the Company has agreed to advance to Mr. Mitchell or provide reimbursement to Mr. Mitchell for expenses incurred by Mr. Mitchell in connection with (i) housing allowance amounts for the period from the Separation Date to October 31, 2023; (ii) termination of Mr. Mitchell’s lease on his residence in the United Kingdom, (iii) living expenses of up to $30,000 following Mr. Mitchell’s return to the United States, provided that such expenses are incurred prior to December 31, 2024, and (iv) tax equalization costs under the Company’s tax equalization policy and accounting and tax preparation and support as currently in effect for such period until Mr. Mitchell ceases to realize any United Kingdom source income in connection with his employment with the Company and his separation from such employment ((i) to (iv) collectively, the “Transition Benefits”).

The Ex Gratia Payments will be paid in two installments. The first installment of $50,000 will be paid within fifteen days following the Separation Date (the “First Ex Gratia Installment”) and the second installment of $250,000 will be paid on the Company’s first regular payroll date following January 15, 2024 (the “Second Ex Gratia Installment”). The Salary Payments will also be paid in installments, with final installment being paid six months following the Separation Date.

Payment of the First Ex Gratia Installment is contingent upon Mr. Mitchell having executed (and not revoked) the U.S. Agreement, U.K. Agreement (as defined below) and a general release of claims against the Company. Payment of the Second Ex Gratia Installment, the Salary Payments, the Health Benefits, the Outplacement Benefits, the Relocation Benefits and the Transition Benefits are contingent upon Mr. Mitchell signing (and not revoking) a second general release of claims against the Company and a reaffirmation letter reaffirming the release of certain claims made by Mr. Mitchell pursuant to the U.K. Agreement within ten days following the Separation Date.

Pursuant to the U.S. Agreement, Mr. Mitchell has agreed to a release of certain claims set forth therein and to comply with certain post-employment restrictive covenants, including a covenant to not solicit the Company’s employees for eighteen months following the Separation Date. The U.S. Agreement provides that the Company will continue to indemnify Mr. Mitchell from all claims arising in connection with his service with the Company prior to the Separation Date on the same basis as in effect immediately prior to the Separation Date and contains other provisions which are customary for agreements of this type, including cooperation provisions.

On July 11, 2023, the Company, Harsco Metals Group Limited, a wholly owned subsidiary of the Company, and Mr. Mitchell entered into a Settlement Agreement (the “U.K. Agreement”). The U.K. Agreement sets forth the terms of Mr. Mitchell’s separation from service with the Company. Pursuant to the U.K. Agreement, among other things, Mr. Mitchell agreed to a release of certain claims set forth therein and the Company agreed to contribute up to £13,000, plus taxes, to the cost of Mr. Mitchell’s legal fees relating to the negotiation of the U.S. and U.K. Agreements.

The foregoing descriptions of terms of the U.S. Agreement and the U.K. Agreement are not complete and are each qualified in their entirety by reference to the full text of each of the U.S. Agreement and the U.K. Agreement, as applicable, and which are filed as Exhibit 10.1 and 10.2 hereto, respectively, and each of which are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1	Agreement and General Release, dated July 11, 2023 by and between Enviri Corporation, its predecessors, successors and affiliates and Albert Russell Mitchell, Jr.

Exhibit 10.2	Settlement Agreement, dated July 11, 2023, by and among Enviri Corporation, Harsco Metals Groups Limited and Albert Russell Mitchell, Jr.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVIRI CORPORATION

Date: July 14, 2023	/s/ Russell C. Hochman
Russell C. Hochman
Senior Vice President and General Counsel, Chief Compliance Officer & Corporate Secretary